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                                                                     Exhibit 5.1
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004-1980
Tel: 212.859.8000
Fax: 212.859.4000
www.ffhsj.com


                                                               February 12, 2004

NTL Incorporated
110 East 59th Street
26th floor
New York, NY 10022


Re:     Registration Statement on Form S-1


Ladies and Gentlemen:


We have acted as special counsel for NTL Incorporated, a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement of the Company filed on Form S-1 (the "Registration Statement") relating to the registration for the resale of 9,424,817 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), issued upon the exercise of rights distributed as a dividend to stockholders of record of the Company as of the close of business on November 7, 2003 (the "Rights Shares").

The Prospectus which forms a part of this Registration Statement also relates to the resale of 18,341,571 shares of Common Stock previously registered pursuant to the Registration Statement, including 1,136,414 additional shares of Common Stock issuable upon the exercise of Series A warrants (the "Additional Warrant Shares"), after giving effect to an adjustment made in connection with the rights offering, pursuant to the Warrant Agreement, dated January 10, 2003, by and between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent.

With your permission, all assumptions and statements of reliance set forth herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law,
(ii) examined original or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, officers or other representatives of the Company and other persons and such other documents, and (iii) received such information from
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officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Rights Shares being registered pursuant to this Registration Statement are duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the "GCLD") and applicable provisions of the Delaware Constitution, in each case as currently in effect, and reported judicial decisions interpreting the GCLD and the Delaware Constitution. The opinion expressed herein is given as of the date hereof and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof for any other reason.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



Very truly yours,


 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP